Exhibit 10.35

NUVASIVE, INC.

NOTICE OF GRANT OF PERFORMANCE CASH AWARD

NuVasive, Inc. (the “Company”) has granted to the participant identified below (the “Participant”) a performance cash award (the “Award”) pursuant to the NuVasive, Inc. 2014 Executive Incentive Compensation Plan (the “Plan”), which represents the right to receive – on the Settlement Date provided in the Performance Cash Award Agreement attached hereto (together with this Notice of Grant, the “Agreement”) – a cash amount as set forth in, and subject to the terms and conditions of, this Agreement.  This Award is subject to all of the terms and conditions set forth in the Agreement and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan or the Agreement, as appropriate, and, in the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control.

Participant:	Matthew Link
Participant ID:	000401
Date of Grant:	December 3, 2018
Cash Amount:	$1,250,000 subject to adjustment as provided by the Agreement.
Payment:

The cash amount that shall be payable in settlement of this Award shall be determined pursuant to Section 3 of the Performance Cash Award Agreement based on the level of achievement (0% -100%) of the performance goals specified therein, in an amount not to exceed the Cash Amount.

Vesting Date:

Subject to the terms and conditions of the Agreement (including, without limitation, conditions requiring continued Service with the Company through the applicable date), this Award vests on June 3, 2020 (the “Scheduled Vesting Date”).

By electronically accepting the Award according to the instructions in the Participant’s E*TRADE account (pursuant to which the Participant received this Notice of Grant), the Participant agrees that the Award is governed by this Notice of Grant and by the provisions of the Plan and the Agreement, both of which are made a part of this document.

The Participant acknowledges that copies of the Plan and the Agreement are available via the Participant’s E*TRADE account.

The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

NUVASIVE, INC.

PERFORMANCE CASH AWARD AGREEMENT

NuVasive, Inc. has granted to the Participant named in the Notice of Grant of Performance Cash Award (the “Grant Notice”) to which this Performance Cash Award Agreement is attached (together, the Performance Cash Award Agreement and the Grant Notice being referred to collectively herein as this “Agreement”) an Award subject to the terms and conditions set forth in this Agreement.  The Award has been granted pursuant to the terms and conditions of the NuVasive, Inc. 2014 Executive Incentive Compensation Plan (the “Plan”), as amended from time-to-time, the provisions of which are incorporated herein by reference.  By accepting the Award, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, this Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate (to the extent delegation is permitted under the Plan) in the event any questions arise (and/or interpretation may be required) regarding this Agreement or the Plan.

1.Definitions and Construction.

1.1Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

(a)“Goal 1” means the establishment of a new operational management system for the Company’s product portfolio, inclusive of an assessment of the Company’s current systems and processes.

(b)“Goal 2” means the establishment of a new expense budget management system.

(c)“Goal 3” means the establishment of a new multifunctional supply chain management and fulfillment system, with defined measures to assess inventory requirements and fulfillment.

(d)“Performance Goals” means Goal 1, Goal 2 and Goal 3, collectively.

1.2Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.Administration.

2.1Committee Actions.  The Committee shall be responsible for determining and certifying whether the Performance Goals associated with the Award have been achieved; provided, however, that in the event of a Change in Control, the Committee shall make such determination and certification no later than the date immediately preceding the date of the Change in Control.  All questions of interpretation concerning this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Committee or its delegate.  All such determinations by the Committee or its delegate shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award.

2.2Express Authority Required.  Only individuals expressly designated by the Committee shall have the authority to act on behalf of the Committee with respect to certain of the matters, rights, obligations, modifications, or elections allocated to the Company herein (or in the Plan).

3.Payment.

3.1Amount of Payment.  Subject to satisfaction of the vesting requirements of Section 4 of this Agreement, and except as otherwise specified in Section 3.2 or Section 3.3 below, the cash amount that shall be payable in settlement of this Award on the date specified in Section 5 of this Agreement shall be based upon the percentage level of achievement of each of Goal 1, Goal 2 and Goal 3, determined in accordance with the following:

(a)On April 1, 2020, Participant shall provide a report to the Company’s Chief Executive Officer containing a self-assessment of Participant’s achievement relative to the Performance Goals as of such date.  Such report shall include Participant’s reasonable determination in good faith of the percentage level of achievement (0% - 100%) of each of Goal 1, Goal 2 and Goal 3, based on the deliverables for such goals as mutually agreed to by Participant and the Chief Executive Officer.

(b)Following receipt of Participant’s report, the Company’s Chief Executive Officer will make a recommendation to the Committee of the percentage level of achievement (0% - 100%) of each of Goal 1, Goal 2 and Goal 3, based on the deliverables for such goals as mutually agreed to by Participant and the Chief Executive Officer.  In accordance with Section 2.1 above, the Committee shall be responsible for determining and certifying the extent to which the Performance Goals associated with the Award have been achieved.

(c)No later than June 3, 2020, the Participant will be notified as to the final determination of the percentage achievement (0% - 100%) of each of the Performance Goals.  The Committee’s determination as to such level of achievement shall be final and binding on Participant.

(d)Each of Goal 1, Goal 2 and Goal 3 shall be weighted equally at 33.33%.  Accordingly, the cash amount that shall be payable in settlement of this Award shall be calculated by (i) adding together the percentage level of achievement (0% - 100%) of each of Goal 1, Goal 2 and Goal 3; (ii) dividing the sum thereof by three; and (iii) multiplying the resulting percentage by the Cash Amount (as set forth in the Grant Notice); provided, however, that in no event shall the amount payable in settlement of this Award exceed the Cash Amount (as set forth in the Grant Notice).

3.2Death or Disability.  Notwithstanding any other provision of this Section 3 to the contrary, upon the Participant’s death or termination of Service due to Disability, the cash amount that shall be payable in settlement of this Award shall be the Cash Amount (as set forth in the Grant Notice), without regard to the percentage level of achievement of each of the Performance Goals.

3.3Change in Control.  Notwithstanding any other provision of this Section 3 to the contrary, upon any Change in Control, the cash amount that shall be payable in settlement of this Award shall be the Cash Amount (as set forth in the Grant Notice), without regard to the percentage level of achievement of each of the Performance Goals.  In the event of a Change in Control, this Award shall continue to vest subject to the terms and conditions of this Agreement, with respect to the Cash Amount (as set forth in the Grant Notice).

3.4Involuntary Separation of Employment Without Cause. In the event that the Participant’s employment is terminated by the Company without “Cause” (as defined below) and Section 3.3 is not applicable, the amount of cash that shall be paid in full settlement of this Award shall be equal to the product of (i) the Cash Amount, multiplied by (ii) a fraction (not to exceed 1), the numerator of which shall be the number of full months the Participant was employed by the Company following the Date of Grant and the denominator of which shall be eighteen (18).

For purposes hereof, “Cause” shall mean the following: (i) the Participant’s willful and repeated failure to satisfactorily perform the Participant’s material duties which is not remedied within a thirty (30) day’s written notice from the Company specifying such failure; (ii) the Participant’s repeated and willful failure to follow the lawful directions of the Company’s Board of Directors which is not remedied within a thirty (30) day’s written notice from the Company specifying such failure; (iii) the Participant’s conviction of or plea of nolo contendre to a crime involving moral turpitude; (iv) the Participant engaging, or in any manner participating, in any activity which is directly competitive and materially and demonstrably injurious to the Company; or (v) commission of an intentional act of fraud, embezzlement or theft by the Participant in the course of Participant’s employment by the Company; except that if the Participant is a party to a Change in Control Agreement with the Company, the definition of “Cause” therein shall apply.  Notwithstanding the foregoing, following a Change in Control, any determination as to whether “Cause” exists under the terms of this Agreement shall be subject to de novo review by a court of competent jurisdiction.

4.Vesting; Forfeiture.

4.1Vesting of Award.  Provided that the Participant’s Service has not terminated prior to the applicable date, the Award shall become vested upon the earliest date to occur of the following (the “Vesting Date”):

(a)the Scheduled Vesting Date (as provided in the Grant Notice);

(b)the Participant’s death;

(c)termination of the Participant’s Service due to Disability;

(d)termination of the Participant’s employment by the Company other than for Cause; and

(e)immediately before any Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, elects not to assume or substitute for this Award.

4.2Leaves of Absence.

(a)If Participant takes an approved medical, FMLA (or other statutorily protected leave), or military leave (each, an “Approved Leave”) and returns from such leave for at least thirty calendar days, then Participant shall be treated as if the period of such Approved Leave had been a period of continuous Service with the Company or Affiliate, and the Award shall be settled in accordance with Section 5 of this Agreement.

(b)In the event the Participant takes a leave of absence other than an Approved Leave, the cash amount payable as determined under Section 3 above, shall be prorated by multiplying such amount by a fraction the numerator of which is the number of whole months during the period commencing on December 3, 2018, and ending on the earlier of the date of a Change in Control or June 3, 2020 (the “Vesting Period”), that Participant had been in continuous Service with the Company or an Affiliate, and the denominator of which is the number of months the Vesting Period spans, rounding up to the nearest whole number.

(c)In the event of Participant’s termination of Service during any leave of absence, then the Award shall expire in accordance with the provisions set forth in Section 4.3 below.

4.3Forfeiture of Award Upon Termination of Service.  Except as otherwise provided in Section 4.1 above, the Award will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company upon Participant’s termination of Service.

5.Settlement of Award.  Subject to the terms and conditions of the Plan and this Agreement, any cash amount that is determined to be payable pursuant to Section 3 above shall be distributed to Participant (or Participant’s estate in the event of death) with respect to Participant’s Award within 30 days following the Vesting Date for such Award, except as otherwise provided in Section 8.1 of this Agreement (the “Settlement Date”).

6.Tax Withholding.  By accepting the Award (as provided in the Grant Notice), the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, including withholding of a portion of the cash amount otherwise payable to the Participant in settlement of the Award, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of the Award or the payment of cash in settlement of the Award.

7.Rights as a Director, Employee or Consultant.  If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

8.Compliance with Section 409A.

It is intended that the settlement of the Award as set forth in this Agreement qualify for exemption from, or comply with, the requirements of Section 409A, and any ambiguities herein will be interpreted to so qualify or comply.  Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the “short-term deferral” exemption and are otherwise Section 409A Deferred Compensation, it is intended that any payment or benefit which is made or provided pursuant to or in connection with this Award shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance.  In connection with effecting such compliance with Section 409A, the following shall apply:

8.1Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

8.2Other Changes in Time of Payment.  Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with the Section 409A Regulations.

8.3Amendments to Comply with Section 409A; Indemnification.  Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant.  The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

8.4Advice of Independent Tax Advisor.  The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award.  The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

9.Miscellaneous Provisions.

9.1Termination or Amendment.  The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may have a materially adverse effect on the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A.  No amendment or addition to this Agreement shall be effective unless in writing.

9.2Nontransferability of the Award.  Prior to the payment of cash on the applicable Settlement Date, neither this Award nor any cash amount payable under this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

9.3Repayment/Forfeiture.  By accepting this Award, the Participant specifically agrees that any and all payments or benefits the Participant or any other person may be entitled to receive under or as a result of this Award shall be immediately forfeited, and that the aggregate amount of any payments or benefits the Participant or any other person has received under or as a result of this Award (determined without regard to any taxes or other amounts withheld from such payments or benefits), shall be repaid to the Company within 30 days following written notice from the Company (or such shorter period as may be required by applicable law), (1) as the Company in its discretion determines may be required to comply with any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder or similar rules under the laws of any other jurisdiction, (2) to the extent provided pursuant to the Company’s Incentive Compensation Recoupment Policy, and (3) in the event the Committee or its delegate determines that the Participant has engaged in Prohibited Conduct (as defined below) at any time during the Recoupment Period (as defined below).  For purposes of this Section 9.3,

(a)“Prohibited Conduct” means (1) violation of the Company’s Code of Ethical Business Conduct, Insider Trading Policy, or any Proprietary Information, Inventions Agreement, Non-Compete Agreement (or similar agreement) signed by the Participant; (2) unethical behavior (such as, without limitation, fraud, dishonesty, or misrepresentation of product benefits); (3) engaging in Competition; (4) disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Company or its Affiliates any confidential information, trade secrets or other business sensitive information or material concerning the Company or its Affiliates, customers, suppliers or partners; (5) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Company or any of its Affiliates at any time within the 12 months prior to termination of Participant’s employment; (6) any action or statement by Participant and/or his or her representatives that either does or could reasonably be expected to disparage the Company, its Affiliates, or their officers, employees, or directors, or undermines, diminishes or otherwise damages the relationship between the Company or any of its Affiliates and any of their respective customers, potential customers, vendors and/or suppliers that were known to Participant; or (7) breach of any provision of any employment or severance agreement with the Company or any Affiliate.  Any determination of Prohibited Conduct shall be made by the Committee or its delegate in its sole discretion and shall be binding on all parties.  Notwithstanding anything contained herein to the contrary, Prohibited Conduct shall not include communication by Participant with any government agency, commission or regulator or participation by Participant in any investigation or proceeding that may be conducted by any government agency, commission or regulator, but only to the extent that such communication is required or permitted by law.

(b)“Competition” means, either during Participant’s employment with the Company or any of its Affiliates, or within 12 months following termination of such employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to a competitor of the Company, including but not limited to the DePuy Synthes division of Johnson & Johnson, Stryker Corporation, Globus Medical, Inc., Medtronic, Inc., K2M Holdings, Inc., Zimmer Biomet Holdings, Inc., Alphatec Holdings, Inc., Titan Spine, LLC or any subsidiary or Affiliate of the foregoing (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Participant has been introduced to trade secrets, confidential information or business sensitive information during Participant’s employment with the Company or any of its Affiliates and such information would aid the Competitor because the threat of disclosure of such information is so great that it must be assumed that such disclosure would occur.

(c)“Recoupment Period” means the period beginning on the Date of Grant and ending on the date that is 12 months after the date on which the Participant or any other person received any payment or benefit pursuant to this Award, provided, however, that if the Prohibited Conduct resulted in the Participant or any other person receiving any payment or benefit pursuant to this Award in excess of the payment or benefit that would have been received absent such Prohibited Conduct, the Recoupment Period shall end on the date that is 36 months after the date on which such payment or benefit was received.

9.4Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.5Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.  If all or any part of any section or clause of this Agreement is determined to be invalid or unenforceable in any respect or to any degree, that section or clause shall be interpreted and enforced to the maximum extent allowed by law and shall not invalidate or impact any other sections and/or clauses that remain.

9.6Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 9.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 9.6(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 9.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 9.6(a), but has nevertheless knowingly and voluntarily chosen to do so by accepting the Award (as provided in the Grant Notice).

9.7Integrated Agreement.  This Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

9.8Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

9.9Terms and Conditions Subject to Change in the Event the Participant Transfers Outside of the United States.  Should the Participant transfer his or her residence and/or employment with the Company to another country, the Company, in its sole discretion, shall determine whether application of certain additional and/or supplemental terms and conditions is necessary or advisable in order to comply with respective laws, rules and regulations or to facilitate the operation and administration of the Award and the Plan.  In all circumstances, the Company will provide the Participant with its ordinary-course terms and conditions for such country(ies) in the form of an amendment and/or addendum, which shall thereafter be part of this Agreement.